Exhibit 107

Calculation of Filing Fee Tables

Form S-3

O’Reilly Automotive, Inc.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(3)		Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	457	(r)	—	—	—	0.0000927	—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts					—		—
Total Fees Previously Paid
Total Fee Offsets
		Net Fee Due							—

(1)	Not specified pursuant to General Instruction II.E. of Form S 3.

(2)	An indeterminate principal amount of debt securities is being registered as may be issued from time to time at indeterminate prices (based on a percentage of principal amount).

(3)	In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the registration fee.